As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BTCS Inc.

(Exact name of registrant as specified in its charter)

Nevada	90-1096644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue, No. 124, Silver Spring, Maryland 20910

(202) 430-6576

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Allen

Chief Executive Officer

BTCS Inc.

9466 Georgia Avenue, No. 124, Silver Spring, Maryland 20910

(202) 430-6576

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian S. Bernstein, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offering only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-252509

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	-	-
Preferred Stock, par value $0.001 per share	-	-
Warrants	-	-
Units (3)	-	-
Total	$16,461,250	$1,795.92

(1)	The registrant previously registered securities with a maximum aggregate offering price of $100,000,000 on a Registration Statement on Form S-3 (File No. 333-252509), filed on January 28, 2021, and declared effective on February 16, 2021 (the “Prior Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, (the “Securities Act”), an additional number of securities having a proposed maximum aggregate offering price of $16,461,250 is hereby registered. This amount represents no more than 20% of the maximum aggregate offering price of the unsold securities remaining under the Prior Registration Statement. In no event will the maximum aggregate offering price of all securities issued pursuant to this Registration Statement and the Prior Registration Statement exceed that which was registered under such registration statements.

(2)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

(3)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, and warrants. (3) Subject to footnote (1), there is also being registered hereunder such indeterminate amount of securities (including shares or other classes of the registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the registrant) as may be issued in exchange for or upon conversion of, as the case may be, the other securities registered hereunder. Also, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b), promulgated under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933 (the “Securities Act”). This Registration Statement relates to the Registration Statement on Form S-3 (File No. 333-252509), originally filed with the Commission by BTCS Inc. (the “Registrant”) on January 28, 2021, and declared effective February 16, 2021 (the “Prior Registration Statement”). This Registration Statement is being filed for the sole purpose of registering additional securities by a proposed aggregate offering price of $16,461,250, which represents no more than 20% of the maximum aggregate offering price of the unsold securities remaining under the Prior Registration Statement. The contents of the Prior Registration Statement, including each of the documents filed by the Registrant with the Commission and incorporated or deemed to be incorporated by reference therein and all exhibits thereto, are hereby incorporated by reference. The required opinions and consents are listed on the exhibit index hereto and filed herewith.

Exhibits and Financial Statement Schedules.

Exhibit No.	Description
5.1	Legal Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.
23.1	Consent of RBSM LLP
23.2	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 MEF and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of Pennsylvania, on September 14, 2021.

BTCS INC.

By:	/s/ Charles Allen
Charles Allen
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Charles Allen	Chief Executive Officer (Principal Executive Officer),	September 14, 2021
Charles Allen	Chief Accounting Officer (Principal Accounting Officer) and Director

/s/ Andrew Lee	Chief Financial Officer (Principal Financial Officer)	September 14, 2021
Andrew Lee

/s/ Michal Handerhan	Chief Operating Officer	September 14, 2021
Michal Handerhan	(Principal Operating Officer) and Director

/s/ Carol Van Cleef	Director	September 14, 2021
Carol Van Cleef

/s/ David Garrity	Director	September 14, 2021
David Garrity

/s/ Charles B. Lee	Director	September 14, 2021
Charles B. Lee